Exhibit 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 24, 2014, is made and entered into by and between HedgePath Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Hedgepath, LLC, a Florida limited liability company (the “Purchaser”).

WHEREAS, the Company desires to raise capital in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) via a private placement finance through the issuance of Twenty Million (20,000,000) shares (the “Purchased Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”); and

WHEREAS, the Purchaser wishes to purchase the Purchased Shares from the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Defined Terms. The following capitalized terms used in this Agreement shall have the following meanings:

(a) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are required by law or otherwise to be closed for business.

(b) “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, legislative body, government or self-regulatory organization, commission, court, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(c) “Note Term” means the period beginning on the date hereof and ending on December 31, 2014.

(d) “Proceeding” means an action, claim, suit, investigation or proceeding, including, without limitation, an informal investigation or partial proceeding, such as a deposition, whether commenced or threatened.

(e) “Purchaser Note” means that certain promissory note, the substantial form of which is attached hereto as Exhibit A.

2. Purchase and Sale of Purchased Shares.

(a) Subject to the terms and conditions of this Agreement, the Purchaser irrevocably and unconditionally agrees and undertakes to purchase, and the Company agrees to sell and issue to the Purchaser, all of the Purchased Shares. The per share purchase price of the Purchased Shares is $0.0.075 per share, and the aggregate purchase price for the Purchased Shares is One Million Five Hundred Thousand Dollars ($1,500,000) (the “Investment Amount”), which is payable to the Company as provided for herein.

(b) The payment of One Hundred Twenty-Five Thousand Dollars ($125,000) made by the Purchaser to the Company on June 4, 2014 shall be deemed a partial funding of the Investment Amount.

(c) An additional portion of the Investment Amount, in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Closing Payment”), shall be funded to the Company as of the date hereof.

(d) The remaining portion of the Investment Amount, in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), shall be funded to the Company pursuant to the terms and conditions of the Purchaser Note during the Note Term.

3. Use of Proceeds. The parties acknowledge and agree that the Investment Amount will be used for (a) the funding of clinical programs for SUBA Intraconazole for the treatment of Gorlin’s Syndrome and (b) general operating costs for management and expenses associated with the Company, including, without limitation, the filing of a registration statement for a contemplated public offering by the Company.

4. Deliveries. As of the date hereof:

(a) the Purchaser shall deliver to the Company, by wire transfer of immediately available funds to a bank account designated by the Company, all payments due hereunder;

(b) the Purchaser shall deliver to the Company the Purchaser Note, duly executed by the Purchaser; and

(c) the Company shall issue and deliver to the Purchaser a stock certificate representing the Purchased Shares.

5. Representations and Warranties.

(a) Mutual Representations. Each of the Purchaser and the Company represents and warrants to each other that each of the following representations and warranties is true and correct with respect to itself as of the date of this Agreement:

(i) It is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. It is neither in violation nor default of any of the provisions of its respective certificate or articles of incorporation or organization, bylaws, operating agreement, or other organizational or charter documents. It is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a material adverse effect, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(ii) It has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement (and the Purchaser Note, in the case of the Purchaser) and otherwise to carry out its obligations hereunder (and thereunder, in the case of the Purchaser). Its execution, delivery and performance of this Agreement (and the Purchaser Note, in the case of the Purchaser) and the consummation by it of the transactions contemplated hereby (and thereby, in the case of the Purchaser) have been duly authorized by all necessary action, and no further approval or authorization is required by it, its governing board, managers or other body or any of its stockholders, members or owners in connection herewith (or therewith, in the case of the Purchaser). It has duly executed this Agreement (and the Purchaser Note, in the case of the Purchaser), and this Agreement (and the Purchaser Note, in the case of the Purchaser) will constitute a valid and binding obligation enforceable against itself in accordance with its respective terms.

(iii) Its execution, delivery and performance of this Agreement (and the Purchaser Note, in the case of the Purchaser) does not and will not, and its consummation of the transactions contemplated hereby (and thereby, in the case of the Purchaser) do not and will not: (i) conflict with or violate any provision of its certificate or articles of incorporation or organization, bylaws, operating agreement, or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction upon any of its (or any of its subsidiaries’) properties or assets, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which it (or any of its subsidiaries) is a party or by which any of its (or any of its subsidiaries’) properties or assets is bound or affected, or (iii) conflict with or result in a violation of any law, statute, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority (as defined below) to which it (or any of its subsidiaries) is subject (including federal and state securities laws and regulations), or by which any of its (or any of its subsidiaries’) properties or assets is bound or affected.

(iv) There are no Proceedings pending against its assets before any Governmental Authority (nor, to its knowledge, is there any threat thereof) which would impair in any way its ability to enter into and fully perform its commitments and obligations under this Agreement (or the Purchaser Note, in the case of the Purchaser) or the transactions contemplated hereby (or thereby, in the case of the Purchaser).

(b) Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that each of the following representations and warranties is true and correct with respect to the Company as of the date of this Agreement:

(i) The Purchased Shares are duly authorized, validly issued in compliance with applicable law, fully paid and non-assessable, and free and clear of any liens,

rights, or any other restriction, except for restrictions made in accordance with this Agreement, the certificate of incorporation of the Company, as amended or amended and restated, and applicable law.

(ii) The Company has obtained all material approvals required by any Governmental Authority to carry on its business as now being conducted. Each of such approvals is in full force and effect and the Company is in compliance in all material respects with the terms and conditions of such approvals, and is also in compliance in all material respects with all other provisions of any applicable law, rule or regulation.

(c) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that each of the following representations and warranties is true and correct with respect to the Purchaser as of the date of this Agreement:

(i) The Purchaser acknowledges and understands that the Company is a start-up venture with very limited current capital resources and that, therefore, an investment in the Company involves a very high degree of risk and should not be undertaken if the Purchaser cannot afford to lose the Purchaser’s entire investment in the Company.

(ii) The Purchaser acknowledges that, prior to the execution of this Agreement, the Purchaser has had the opportunity to ask questions of, and receive answers or obtain additional information from, a representative of the Company concerning the financial and other affairs of the Company, the Company’s business plans and the terms and conditions of this Agreement and, to the extent the Purchaser believes necessary in light of its knowledge of the Company’s affairs, has asked such questions and received answers satisfactory to them.

(iii) The Purchaser acknowledges and confirms that: (i) the Purchaser can bear the economic risk of the purchase of the Purchased Shares, including a total loss of the Investment Amount and (ii) the Purchaser’s investment in the Company is reasonable in relation to Purchaser’s net worth and financial needs.

(iv) The Purchaser is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Act”), and has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Purchased Shares, of making an informed investment decision with respect thereto, and has the ability and capacity to protect Purchaser’s interests.

(v) The Purchaser represents that the Purchased Shares are being purchased solely for investment purposes, for Purchaser’s own account, and not as nominee or agent for any third party person or entity and without any present intention to sell or distribute all or any part of the Purchased Shares. The Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares.

(vi) The Purchaser has carefully considered and has discussed with the Purchaser’s legal, tax, accounting and financial advisors, to the extent the Purchaser has deemed necessary, the suitability of an investment in the Purchased Shares and the Purchaser’s participation in the transactions contemplated by this Agreement for the Purchaser’s particular federal, state, local and foreign tax and financial situation and has independently determined that an investment in the Purchased Shares and participation in the transactions contemplated by this Agreement are suitable for the Purchaser. The Purchaser has relied solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of an investment in the Purchased Shares or the transactions contemplated by this Agreement.

(vii) The Purchaser understands that the Purchased Shares are “restricted securities” and as a result, the Purchaser acknowledges that the Purchased Shares and any component thereof must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available.

(viii) The Purchaser represents that the Purchaser is not subscribing for the Purchased Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting or any public announcement or filing of or by the Company or any of the Company’s affiliates, agents or representatives.

(ix) The Purchaser understands that the certificate for the Purchased Shares issued hereunder, and any certificate issued hereafter evidencing any of the Purchased Shares, shall bear customary restrictive legends.

6. Confidentiality. Except as required by law, rule or regulation, the Company and the Purchaser shall keep the terms and conditions of this Agreement and the transactions contemplated hereby as strictly confidential.

7. Indemnification. The Company and the Purchaser (in this context, each an “Indemnifying Party”) will indemnify, defend and hold harmless the other party, and each of its affiliates, directors, officers, stockholders, members, managers, attorneys, accountants, agents and employees, and each of their respective heirs, beneficiaries, successors and assigns (in this context, each an “Indemnified Party”), from, against and in respect of all losses, damages, liabilities and expenses (including reasonable legal fees and costs) imposed on, sustained, incurred or suffered by or asserted against any Indemnified Party, directly or indirectly relating to or arising out of any of the following: (i) any fact or circumstance that constitutes a breach of any representation or warranty of the Indemnifying Party contained herein; and (ii) any act or omission that constitutes a breach of any covenant or agreement of the Indemnifying Party contained herein or in the other documents contemplated hereby (including, without limitation, the Purchaser Note).

8. Limitation of Liability. The sole and exclusive liability of the Company and its affiliates, directors, officers, stockholders, attorneys, accountants, agents, and employees, and each of their respective heirs, beneficiaries, successors and assigns, under this Agreement or any other document contemplated hereby (including, without limitation, the Purchaser Note), including, without limitation, towards the Purchaser and its affiliates, directors, officers, members, managers, attorneys, accountants, agents, and employees, and each of their respective heirs, beneficiaries, successors and assigns, shall be limited to the portion of the Investment Amount received by the Company from the Purchaser.

9. Miscellaneous.

(a) Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b) Headings. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

(e) Entire Agreement. This Agreement together with the documents referred to herein embodies the entire agreement between the parties and supersedes all other agreements or understandings between the parties in connection to the subject matters hereof and thereof.

(f) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(g) Amendments and Waivers. This Agreement may be amended or modified only by a written instrument executed by the Company and the Purchaser. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the party against whom enforcement of any such waived provision is sought. No waiver of any breach or default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach, default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(h) Severability. In the event that any of the provisions of this Agreement shall be held by a court or other body of competent jurisdiction, to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect, and the parties agree that in such case they shall negotiate, in good faith, a substitute, enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

(i) Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement, the Purchaser Note or the transactions contemplated hereby shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Hillsborough County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, THE PURCHASER NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(j) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one Business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same; or (iv) three Business days after deposit with registered U.S. mail . The addresses and facsimile numbers for such communications shall be: (A) if to the Company, HedgePath Pharmaceuticals, Inc., 324 Hyde Park Avenue, Suite 350, Tampa, Florida 33606, Fax Number: 813.527.0500, Email: nvirca@hedgepathpharma.com, Attention: Chief Executive Officer, and (B) if to the Purchaser, Hedgepath, LLC, 324 Hyde Park Avenue, Suite 350, Tampa, Florida 33606, Fax Number: 813.527.0500, Email: feomdjr@gmail.com, Attention: Manager, or in each case, to such other address and/or facsimile number as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument. Such counterparts may be delivered by facsimile or e-mail/.pdf transmission, which shall constitute valid delivery thereof.

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Signature page immediately follows.]

IN WITNESS WHEREOF, each of the Purchaser and the Company has caused its respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Title:	President and CEO

PURCHASER:

HEDGEPATH, LLC

By:	Black Robe Capital, LLC, its Manager

By:	/s/ Frank E. O’Donnell, Jr.
Name:	Frank E. O’Donnell, Jr.
Title:	Manager

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